Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 28, 2021, with respect to the consolidated financial statements of Edesa Biotech, Inc. and its subsidiaries (the “Company”) for the years ended September 30, 2021 and 2020, appearing in the Annual Report on Form 10-K dated December 28, 2021, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption ‘Experts”.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

August 5, 2022

Toronto, Canada